Exhibit 10.5

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AGREEMENT (this “Agreement”) made as of December 29, 2011, by and between Fairway Group Holdings Corp., a Delaware corporation with an office at 2284 12th Avenue, New York, New York 10027 (the “Company”), and Howard Glickberg, an individual residing at 11 Lewis Road, Irvington, NY 10533 (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is presently the chief executive officer of the Company and each subsidiary of the Company (collectively with the Company and any entity that hereafter becomes a subsidiary of the Company, the “Fairway Group”);

WHEREAS, the Company and Executive are parties to an employment agreement dated as of January 18, 2007 (the “Prior Agreement”), entered into in connection with, and as a condition to, the Company’s acquisition of the retail grocery and food service business operated by Fairway Operating Corp., Fairway Wholesale & Distribution Co., Inc., Anytime Food Corp., Fairway Plainview, LLC, Fairway Brooklyn, LLC and Fairway Central Services Corp. (collectively, the “Sellers”) under that certain Asset Purchase Agreement, dated as of October 31, 2006 (the “Purchase Agreement”), among (i) the Company, (ii) the Sellers, (iii) Executive, Harold Seybert and David Sneddon and (iv) Fairway Group Acquisition Company;

WHEREAS, the Company and Executive desire to amend and restate the terms of the Prior Agreement; and

WHEREAS, this Agreement shall supercede and completely replace the Prior Agreement as of the date hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.                                      EMPLOYMENT.

The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth.  For the period from the date hereof through December 31, 2011, Executive shall hold the office of Chief Executive Officer of the Fairway Group, reporting solely to the Board of Directors of the Company (the “Board of Directors”).  Effective January 1, 2012, Executive shall hold the office of Vice Chairman of Development of the Fairway Group, reporting solely to the Board of Directors.

2.                                      TERM.

The initial term of employment under this Agreement shall begin on the date hereof and shall continue until January 18, 2015, subject to prior termination in accordance with the terms hereof (the “Initial Term”); provided, however, that the Initial Term shall be automatically extended for two successive additional periods of one (1) year (each such one-year period, an “Additional Term”), unless either party shall have given written notice to the other party of non-extension at least (i) six (6) months prior to the end of the Initial Term or (ii) sixty (60) days prior to the end of the then applicable Additional Term; and provided, further, that after the end of the second Additional Term the Company may in its sole discretion elect to extend the term of this Agreement for successive additional periods of one (1) year each (each such one-year period, an “Elective Additional Term”) by giving Executive written notice of such extension at least sixty (60) days prior to the end of the second Additional Term or the then applicable Elective Additional Term (the Initial Term, any Additional Term and any Elective Additional Term collectively, the “Employment Term”); and provided further that Executive may elect not to accept the Company’s written election to extend of the term of this Agreement, in which event this Agreement shall expire at the end of the second Additional Term or the then applicable Elective Additional Term.  Notwithstanding the foregoing, if during the Initial Term there occurs a Qualifying Sale (as defined in Section 4(b) below) and Executive is then working full-time for any member of the Fairway Group, then, in lieu of the Additional Terms, the Initial Term shall be automatically extended until January 18, 2017 and the options for the Additional Terms shall terminate; provided that, at Executive’s option, he may retire at any time after 12 months from the closing of such Qualifying Sale and take a lump sum severance payment (with no present value adjustment) equal to the balance due through January 18, 2017, including Annual Salary (as defined in Section 3) and bonuses (excluding special bonuses paid in connection with the Acquisition (as defined below), financing and acquisition and disposition transactions, and the sale of Company or its assets, including without limitation a Qualifying Liquidity Event (as defined below)), based upon historical average bonuses during the entire Employment Term; provided further, however, that if Executive elects to retire as set forth in the immediately preceding proviso, the aggregate payments to Executive following a Qualifying Sale, including all compensation while employed following the Qualifying Sale and all compensation to which he is entitled upon termination following such Qualifying Sale pursuant to Sections 3(a) and 3(b), shall not exceed (i) $5,500,000 in the aggregate if Executive does not receive a payment pursuant to Section 4 hereof in connection with such Qualifying Sale or (ii) $3,300,000 in the aggregate if Executive receives a payment pursuant to Section 4 hereof in connection with such Qualifying Sale.

3.                                      COMPENSATION.

(a)                                 As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer or director of any member of the Fairway Group, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in equal installments in accordance with Company payroll practices then in existence, an initial annual salary of $1,100,000 (the “Annual Salary”), which shall not be subject to reduction.  Executive’s Annual Salary hereunder for the remaining years of employment shall be determined by the Board of Directors in its sole discretion, but shall not in any year be reduced below the rate for the previous year.

(b)                                 Executive shall be entitled to such bonuses, if any, as may be determined by the Board of Directors from time to time in its sole discretion.

(c)                                  In the event that Sterling Investment Partners Advisers, LLC (“Sterling Advisers”) receives a fee pursuant to that certain Amended and Restated Management Agreement, dated as of October 25, 2010, by and among Sterling Advisers, the Company and Fairway Group Acquisition Company, a wholly-owned subsidiary of the Company (as amended from time to time, the “Management Agreement”) for assisting the Company in (i) any equity or debt financing for the Company (other than the Company’s Qualifying IPO (as defined below) or in a transaction that results in a Sale of the Company (as defined below)), whether public or private, or (ii) any acquisition by the Company, the Company will pay to Executive, subject to the terms of this Agreement, at the same time it pays Sterling Advisers a fee pursuant to the Management Agreement (it being understood by Executive that the Company may be prohibited from paying such a fee to Sterling Advisers under certain circumstances, in which event the bonus shall not be paid to Executive unless and until the related fee is paid to Sterling Advisers), a bonus of (i) forty five one hundredths of one percent (0.45%) of the gross proceeds received by the Company in any equity financing other than the Company’s Qualifying IPO (as defined below) (the “Equity Financing Bonus”), (ii) thirty one hundredths of one percent (0.30%) of the gross proceeds of any debt financing (the “Debt Financing Bonus”), and (iii) forty five one hundredths of one percent (0.45%) of the transaction value (the “Transaction Value”) of the acquisition by the Company.

For purposes hereof, (i) any offering of debt securities which is convertible into or exchangeable for equity securities shall be considered an equity financing and (ii) with respect to any offering consisting of a combination of debt and equity securities, the proceeds shall be allocated among the debt and equity securities sold based on the fair market value thereof, and the Company shall pay to Executive the Equity Financing Bonus with respect to the gross proceeds allocated to the equity securities sold and the Debt Financing Bonus with respect to the gross proceeds allocated to the debt securities sold.

For the avoidance of doubt, Executive shall not be entitled to a bonus under this Section 3(c) upon the occurrence of a Qualifying IPO (as defined below) or a Sale of the Company (as such term is defined in the Management Agreement), and Executive’s rights under this Section 3(c) shall terminate upon the earliest to occur of (i) the Qualifying IPO, (ii) the Sale of the Company and (iii) termination of Executive’s employment by the Company for “justifiable cause” or by Executive without “good reason” (including Executive electing not to renew this Agreement or not agreeing to renew this Agreement if the Company elects to renew).

(d)                                 If a Qualifying Liquidity Event (as defined below) occurs, the Company shall pay to Executive a cash bonus equal to twenty percent (20%) of the gross amount received by Sterling Advisers under Section 4(e) or 4(f), as applicable, of the Management Agreement in respect of such Qualifying Liquidity Event, provided that Executive is, in the good faith judgment of the Board of Directors, including at least one designee of the Sterling Funds (as defined below), supportive of, and cooperative with, a process that results in a Qualifying Liquidity Event and is employed by the Company at the time of closing of such Qualifying Liquidity Event.  For purposes hereof, “Liquidity Event” shall mean the first to occur of:

(i)                               the closing of a firm commitment underwritten initial public offering of the Company’s equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of common stock for the account of the Company to the public which results in (i) gross proceeds (before underwriting discounts and commissions) of at least $125,000,000, with at least $100,000,000 to the Company, from purchasers thereunder which are not affiliates of the Company, and (ii) an aggregate valuation of all the outstanding shares of the Company’s common stock (on a fully-diluted basis taking into account the exercise of all outstanding “in the money” options and other convertible securities) immediately prior to consummation of the offering of at least $200,000,000 (a “Qualifying IPO”), or

(ii)                            a Sale of the Company.

For purposes hereof, a “Qualifying Liquidity Event” shall be deemed to have occurred upon the consummation of a Liquidity Event that results in (i) in the case of a Qualifying IPO, net proceeds (after underwriting discounts and commissions and expenses), that are sufficient to repay in full all outstanding indebtedness of the Fairway Group and redeem all of the outstanding preferred stock of the Company (including all accrued but unpaid dividends thereon) and (ii) in the case of a Sale of the Company, a purchase price sufficient to repay in full all outstanding indebtedness of the Fairway Group and redeem all of the outstanding preferred stock of the Company (including all accrued but unpaid dividends thereon).

For the avoidance of doubt, Executive shall only be entitled to a bonus under this Section 3(d) upon the occurrence of the earlier of the Qualifying IPO or the Sale of the Company and only if such

Liquidity Event is a Qualifying Liquidity Event, and if Executive receives a Liquidity Bonus under this Section 3(d) in respect of the Qualifying IPO, he shall not be entitled to a Liquidity Bonus under this Section 3(d) upon a subsequent Sale of the Company.

4.                                      ADDITIONAL COMPENSATION.

(a)                                 Following the end of the fiscal year in which (i) the Company achieves annual earnings before interest, taxes, depreciation and amortization of $35,000,000 or (ii) the Company’s fair market value (calculated as the fair market value of the Company’s assets, less its liabilities, less the aggregate Series A Liquidation Value and Series B Liquidation Value (as such terms are defined in the Company’s certificate of incorporation as then in effect) and the liquidation value of any other series of preferred stock issued by the Company after the date hereof (collectively, the “Preferred Stock Liquidation Values”) payable on its shares of preferred stock that are then issued and outstanding), is at least $250,000,000 (the “EBITDA Test”), the Company will use commercially reasonable efforts, subject to market conditions, the commitment of a suitable underwriter and the Company being in compliance with, and able to meet the requirements of, all applicable securities laws, including without limitation the Sarbanes-Oxley Act of 2002 (in each cased as determined in the sole discretion of the Board of Directors, including at least one designee of the Sterling Funds), to complete a Qualifying IPO that would result in a Sterling Return Event (as defined below) (the satisfaction of the foregoing is hereinafter referred to as the “IPO Test”).  For purposes hereof, a “Sterling Return Event” shall mean an initial public offering of Company common stock (an “IPO”) that results in (A) each of Sterling Investment Partners, L.P., Sterling Investment Partners Side-By-Side L.P., Sterling Investment Partners II, L.P. and Sterling Investment Partners Side-By-Side II, L.P. (collectively the “Sterling Funds”) realizing an internal rate of return, calculated annually in arrears, equal to at least 30% in respect of the Sterling Fund’s entire investment in Measurement Shares (assuming the Sterling Funds disposed of their entire interest in the Measurement Shares in the IPO) after giving effect to the payment of, without duplication, (i) any amounts payable pursuant to this Agreement, (ii) the Liquidity Bonus (as defined therein), if any, payable under the Company’s employment agreement with Daniel Glickberg, (iii) any Liquidity Bonus (as defined therein), if any, payable under the Company’s employment agreements with the Junior Partners (as such term is defined in the Purchase Agreement), and (iv) any Incentive Bonus (as defined therein) and any Liquidity Bonus (as defined therein) payable under the Company’s employment agreement with Randi Glickberg (the bonuses set forth in sub clauses (i), (ii), (iii) and (iv) of this sentence are collectively referred to herein as the “Employment Agreement Bonuses”) and (B) the Sterling Funds owning common stock and preferred stock having a value of at least 3.0x their investment in the Measurement Shares.  For purposes hereof, the term “Measurement Shares” shall mean those shares of the Company’s capital stock (i.e., all shares of both common and preferred stock) purchased by Sterling prior to the date of closing of the IPO.

(b)                                 If at any time

(i)                               after the EBITDA Test is met and provided the Company is in material compliance with all zoning and fire code regulations and in compliance with, and able to meet the requirements of, all applicable securities laws, including without limitation the Sarbanes-Oxley Act of 2002 (as determined in each case by the Board of Directors, including at least one designee of the Sterling Funds) and there is no employee strike or other work stoppage involving a material number of employees, and

(ii)                             prior to the Company attempting to conduct an IPO, there is a sale of the Company or all or substantially all of the assets of the Company to either (A) a strategic buyer or (B) a third party that does not permit Howard Glickberg to own equity equal to at least 9.9% of the issued and outstanding capital stock or ownership equity of the purchaser (or, if less, such ownership level that would not preclude the Company (or such buyer) from obtaining a 100%

write-up of the Company’s depreciable or amortizable tax basis in its assets) (each such event, a “Qualifying Sale”),

then Executive shall be entitled to receive a bonus in connection with such sale equal to the Bonus Pool (as defined below), provided that, after giving effect to the payment of the entire Bonus Pool and the Employment Agreement Bonuses, the Sterling Funds achieve at least a 30% internal rate of return, compounded annually, in respect of the Sterling Funds’ entire investment in Measurement Shares, and receive a payment in an amount equal to at least 3.0x their investment in the Measurement Shares.  Notwithstanding the proviso contained in the immediately preceding sentence, if the internal rate of return and “3.0x” thresholds are not met if the Bonus Pool is paid in full, but will be met if the Bonus Pool is only partially paid, then Executive shall be deemed to have waived that portion of his Bonus Pool such that, after giving effect to the waiver, such thresholds are met, and Executive shall be entitled to the non-waived portion of his bonus in accordance with the terms hereof.  For purposes hereof, the “Bonus Pool” shall be equal to the quotient arrived at by dividing (x) three and 75/100ths (3.75%) of the purchase price paid by the buyer, after deducting all indebtedness (including the Preferred Stock Liquidation Values) and expenses that the sellers are obligated to pay in the Qualifying Sale and deducting all amounts placed in escrow for indemnification and working capital adjustments, (provided that, upon release of such amounts from escrow to sellers, such amounts shall then be treated as purchase price), by (y) one (1) minus the aggregate (fully diluted, as converted) common stock ownership interest (stated as a percentage) in the Company that is then held by the Continuing Owners and Junior Partners (as such terms are defined in the Purchase Agreement) and any successor and assign who is a Permitted Transferee under clause (a) of such term (as such term is defined in the Stockholders’ Agreement, dated as of January 18, 2007, as in effect on such date without consideration for subsequent amendment, among the Company, Executive and the other stockholders of the Company party thereto (the “Stockholders’ Agreement”)).  For purposes hereof, the foregoing ownership interest shall be calculated as that percentage arrived at by comparing (x) the aggregate shareholdings of all such aforementioned persons to (y) the aggregate fully-diluted issued and outstanding shares of common stock of the Company.

(c)                                  In the event that the Company attempts an IPO but cannot meet the IPO Test (with all parties having used reasonable efforts (as determined by the Board of Directors, including at least one designee of the Sterling Funds)), or the Company (or substantially all its assets) are sold prior to the EBITDA Test being met, the Company shall be under no further obligation to pursue a public offering and the provisions set forth in Section 4 shall be of no further force or effect.  In the event that a Qualifying Sale occurs but Executive is not entitled to a bonus because the 3.0x and/or 30% internal rate of return thresholds are not met, or a Qualifying Sale occurs and Executive is paid a bonus under this Section 4, the provisions set forth in this Section 4 shall be of no further force or effect.

(d)                                 This Section 4 shall not apply to a recapitalization of the Company by the Sterling Funds although this Section 4 shall remain in effect with respect to any future Qualifying Sale.

(e)                                  Except as set forth in the next sentence, this Section 4 shall survive the death, disability, non-renewal by the Company or other termination of Executive’s employment hereunder or with the Company.  With respect to a termination by the Company for “justifiable cause” or by Executive without “good reason” (including Executive electing not to renew this Agreement or not agreeing to renew this Agreement if the Company elects to renew), or if, following termination of employment, Executive violates his non-compete provisions set forth in Section 10 hereof, this Section 4 shall terminate and be of no further force or effect other than with respect to the obligations to pay any bonus which has been triggered or which has otherwise become payable hereunder prior to the time of termination; provided, however, that in the event that Executive’s violation of the non-compete provisions set forth in Section 10 hereof is unintentional, then Executive shall be entitled to that portion of the bonus, if any, that exceeds three times the amount of damages caused by Executive’s violation of the non-compete provisions of

Section 10.  For the avoidance of doubt, any activity that constitutes a violation of the non-compete provisions shall be intentional if Executive directly or indirectly received compensation in connection with such activity.

(f)                                   In determining whether the 3.0x and 30% internal rate of return thresholds have been met for purposes of this Section 4, no amounts received pursuant to any management agreement, and no transaction fee paid to Sterling Advisers or any of its affiliates (including any transaction fee received in connection with the transactions contemplated by the Purchase Agreement or an IPO or Qualifying Sale), shall be deemed received by Sterling in respect of the Measurement Shares.  Any computation of internal rate of return shall be computed from January 18, 2007, the date of the Sterling Funds’ initial investment in the Company.

5.                                      EXPENSES.

The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder in accordance with Company policy as established from time to time by the Board of Directors.  Furthermore, the Company shall pay or reimburse Executive, upon presentment of suitable documentation, the attorney’s fees and costs incurred by Executive in connection with the negotiation and drafting of this Agreement and counseling related thereto, up to a maximum of $35,000.  Executive shall comply with such restrictions and shall keep such records as the Company may reasonably deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and regulations promulgated thereunder.

6.                                      OTHER BENEFITS.

Executive shall be entitled to six (6) weeks of paid vacation per year (it being understood that the Executive and the Company shall work in good faith, considering the needs of each, as to the scheduling of vacation times), a food and materials allowance of $50,000 per year (hereinafter, the “Food and Materials Allowance”) and to participate in such benefit plans and arrangements and receive any other benefits customarily provided by the Company to its senior management personnel (including any pension, short- and long term disability insurance, hospital, major medical insurance and group life insurance plans in accordance with the terms of such plans), all as determined from time to time by the Board of Directors, including at least one designee of the Sterling Funds (the “Benefit Plans”).  Executive shall not be entitled to rollover or otherwise accumulate unused vacation days without the prior consent of the Board of Directors, including at least one designee of the Sterling Funds.  In the event the Company adopts an equity compensation program in connection with the Company becoming a publicly-traded company and Executive is a full-time employee of the Company, Executive shall participate in such program at a level, determined by the Board of Directors in its sole discretion, taking into account Executive’s duties, level of responsibility and performance.

7.                                      DUTIES.

(a)                                 Executive shall perform such reasonable duties and functions as the Board of Directors may assign to him, provided they are of the type as are typically performed by executives in his position and provided further that beginning January 1, 2012 such duties and functions shall relate primarily to assisting the Fairway Group with respect to the identification, design and opening of new stores, and Executive shall comply in the performance of his duties with the policies of the Company and the Board of Directors, and be subject to the direction of the Board of Directors.

(b)                                 During the Employment Term, Executive shall devote all of his business time and attention, reasonable vacation time and absences for sickness excepted, to the business of the Fairway Group, as necessary to fulfill his duties; provided, however, that Executive may engage in other activities so long as such activities do not unreasonably interfere with Executive’s performance of his duties hereunder and do not violate Section 10 hereof.  Executive shall perform the duties assigned to him with fidelity and to the best of his ability and in compliance in all material respects with the Company’s Code of Business Conduct and Ethics and other written policies established by the Board of Directors (collectively, the “Code of Conduct”), copies of which shall be provided to the Executive during the Employment Term.

(c)                                  Nothing contained in this Section 7 or elsewhere in this Agreement shall be construed to prevent Executive from investing or trading in non-competing investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments.

8.                                      TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a)                                 Executive’s employment hereunder shall terminate upon the first to occur of the following:

(i)                               upon sixty (60) days’ prior written notice to Executive upon the determination by the Board of Directors that Executive’s employment shall be terminated for any reason which would not constitute “justifiable cause”;

(ii)                            upon written notice to Executive upon the determination by the Board of Directors that there is justifiable cause for such termination;

(iii)                         automatically upon the death of Executive;

(iv)                        in accordance with the terms of subsection (e) hereof upon the “disability” (as defined below) of Executive;

(v)                           upon written notice by Executive to the Company of a termination for “good reason” (as defined below) within thirty (30) days after the event that constitutes good reason;

(vi)                        upon thirty (30) days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment without good reason; or

(vii)                     upon expiration of the Employment Term.

(b)                                 For the purposes of this Agreement:

(i)                               the term “disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform the material functions of his duties, with or without reasonable accommodation, for a period of six (6) months (whether or not consecutive) in any twelve (12) month period during the Employment Term, as reasonably determined by the Board of Directors, in good faith, after examination of Executive by an independent physician reasonably acceptable to Executive;

(ii)                             the term “good reason” shall mean (A) the relocation of Executive’s principal office to a location that is not within a thirty (30) mile radius of the Borough of Manhattan, New York City, (B) any request by the Board of Directors that Executive engage in unlawful behavior, (C) any diminution in the duties, functions or responsibilities such that Executive’s duties, functions and responsibilities are materially inconsistent with the duties, functions and responsibilities of Executive set forth in Section 7(a), (D) any reduction in Executive’s Annual Salary, or (E) any material breach of this Agreement by the Company, in each case which shall not have ceased or been remedied within thirty (30) days (fifteen (15) days in the case of clause (E)) following written notice from the Executive to the Board of Directors; and

(iii)                         the term “justifiable cause” shall mean (A) Executive’s repeated failure or refusal to attempt to perform his duties pursuant to this Agreement where such failure shall not have ceased or been remedied within fifteen (15) days following written warning from the Company specifying such failure and the specific steps required to cure such failure; (B) Executive’s material breach of this Agreement (including without limitation an act or omission constituting malfeasance or negligence) where such breach shall not have ceased or been remedied within fifteen (15) days following written warning from the Company specifying such breach; provided that nothing in this clause (B) shall require prior notice and a right to cure under any other clause of this definition; (C) Executive’s performance of any act or his failure to act, which constitutes a crime or offense involving money or property of the Fairway Group or a felony in the jurisdiction involved, it being understood that Executive’s use of the Food and Materials Allowance shall not be deemed a violation under this section (or otherwise constitute “justifiable cause” under this Agreement); (D) Executive’s performance of any act or his failure to act which constitutes, in the reasonable good faith determination of the Board of Directors made after giving the Executive a good faith opportunity to confront the charges before the Board of Directors, dishonesty or a breach of a fiduciary trust, including without limitation misappropriation of funds or a material, willful or intentional misrepresentation of the Company’s financial performance, operating results or financial condition to the Board of Directors or any executive officer; (E) any intentional unauthorized disclosure by Executive to any person, firm or corporation other than the members of the Fairway Group and their respective directors, managers, officers and employees, of any material confidential information or trade secret of the Fairway Group; (F) any attempt by Executive to secure any personal profit (other than through his compensation and ownership of equity in the Company and his interests in the entities listed on Schedule 1 hereto and in other entities that are engaged in commercial relations with the Fairway Group that have been expressly approved in advance by the Board of Directors (the commercial relationships set forth on Schedule 1 and any other commercial relationships expressly approved in advance by the Board of Directors collectively the “Approved Commercial Relationships”)) in connection with the business of the Fairway Group (for example, without limitation, using Fairway Group assets to pursue other interests, diverting any business opportunity belonging to the Fairway Group to himself or to a third party, insider trading or taking bribes or kickbacks); (G) Executive’s engagement in a fraudulent act (other than those acts that are personal in nature, do not relate to the business of the Company and are not, in the good faith determination of the Board of Directors, injurious to the Company); (H) Executive’s engagement in conduct or activities materially damaging to the property, business or reputation of the Fairway Group, as determined in reasonable good faith by the Board of Directors; (I) Executive’s unlawful use of controlled substances; (J) Executive’s failure to comply with any of the Fairway Group’s written policies, including without limitation, the Code of Conduct, as determined in reasonable good faith by the Board of Directors, and either (1) such failure to comply is, or could reasonably be expected to be, in the reasonable determination of the Board of Directors, harmful or damaging to the Fairway Group’s business, reputation, employees or customers or (2) Executive has previously failed to comply with such policy and was notified in writing of such failure; (K) Executive’s failure to provide to the Board of Directors all certifications relating to Executive’s responsibilities, as determined in reasonable good faith by the Board of Directors, or otherwise keep the Board of Directors or, at the election of the Executive, the chief executive officer, president and/or chief financial officer reasonably informed as to his activities in connection with the identification, design and opening of new stores in order to allow the Fairway Group and its officers to satisfy their financial and regulatory reporting requirements under applicable law, including without limitation the Sarbanes-Oxley Act of 2002, to the extent Executive possesses information so relevant; (L) Executive violating the provisions of Section 10(b) hereof; or (M) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty (60) days, which enjoins or otherwise limits or restricts the performance by Executive under this Agreement, relating to any contract, agreement or commitment made by or applicable to Executive in favor of any former employer or any other person.

(c)                                  Upon termination of Executive’s employment by the Company for justifiable cause or by Executive for other than good reason (including Executive electing not to renew this Agreement or not agreeing to renew this Agreement if the Company elects to renew), Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive’s Annual Salary, benefits and reimbursement of expenses pursuant to Section 5 hereof as has been accrued through the date of his termination of employment and Executive’s rights under Section 4 hereof shall terminate as set forth therein.

(d)                                 If Executive should die during the Employment Term, this Agreement shall terminate immediately.  In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive’s Annual Salary and reimbursement of expenses pursuant to Section 5 as has been accrued through the date of his death, the amount of any bonus, if any, pursuant to Sections 3(b), 3(c) and 3(d) which has been accrued through the date of his death and Executive’s rights under Section 4 hereof, which Section shall survive termination of Executive’s employment as set forth therein; provided, however, that if Executive dies prior to January 18, 2015, the Company will continue to pay Executive’s Annual Salary as if Executive were still an employee through January 18, 2015.  Executive’s estate also shall be entitled to any amounts or benefits payable under the terms of the Benefit Plans.

(e)                                  Upon a finding by the Board of Directors of Executive’s disability in accordance with Section 8(b) hereof, the Company shall have the right to terminate Executive’s employment.  Any termination pursuant to this subsection (e) shall be effective on the date thirty (30) days after which Executive shall have received written notice of the Company’s election to terminate.  In such event, Executive shall thereupon be entitled to receive such portion of Executive’s Annual Salary and reimbursement of expenses pursuant to Section 5 as has been accrued through the date on which Executive became disabled, the amount of any bonus, if any, pursuant to Sections 3(b), 3(c) and 3(d) which has been accrued through the date on which Executive became disabled and Executive’s rights under Section 4 hereof, which Section shall survive termination of Executive’s employment as set forth therein; provided, however, that if Executive’s employment is terminated due to disability prior to January 18, 2015, the Company will continue to pay Executive’s Annual Salary as if Executive were still an employee through January 18, 2015, less any amounts that Executive receives pursuant to any disability insurance or other disability plan maintained by the Fairway Group.  Executive shall also be entitled to any amounts or benefits payable under the terms of the Benefit Plans.

(f)                                   Notwithstanding any provision to the contrary contained herein:

(i)                               in the event that Executive’s employment is terminated during the Initial Term (A) by the Company without justifiable cause (other than due to disability or death) or (B) by Executive for good reason, (1) the Company shall continue to pay Executive his then current Annual Salary (subject to applicable tax withholding), payable in equal installments in accordance with the Company’s payroll practices then in existence, for a period equal to the longer of (aa) the remainder of the Initial Term or (bb) one year from the date of termination, and (2) the Company shall pay Executive the amount of any bonus, if any, pursuant to Sections 3(b), 3(c) and 3(d) which has been accrued through the date of termination, which amounts in (1) and (2) above shall be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 5 hereof and any payments or benefits payable under the Benefit Plans and any payments or benefits payable under the Benefit Plans and payments with respect to Executive’s rights under Section 4 hereof, which Section shall survive termination of Executive’s employment as set forth therein);

(ii)                            in the event that Executive’s employment is terminated during any Additional Term or Elective Additional Term (A) by the Company without justifiable cause (other than due to disability or death) or (B) by Executive for good reason, (1) the Company shall continue to pay Executive his then current Annual Salary (subject to applicable tax withholding), payable in equal installments in accordance with the Company’s payroll practices then in existence, for a period of one year from the date of termination and (2) the Company shall pay Executive the amount of any bonus, if any, pursuant to Sections 3(b), 3(c) and 3(d) which has been accrued through the date of termination, which amounts shall be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 5 hereof, any payments or benefits payable under the Benefit Plans and payments with respect to Executive’s rights under Section 4 hereof, which Section shall survive termination of Executive’s employment); or

(iii)                         in the event the Company timely elects not to renew this Agreement for any Additional Term pursuant to the first sentence of Section 2, or, following the second Additional Term or any subsequent Elective Additional Term the Company does not elect to renew this Agreement, the Company shall, following the end of the Initial Term, any Additional Term or any Elective Additional Term, as the case may be, (A) continue to pay Executive his then current Annual Salary (subject to applicable tax withholding), payable in equal installments in accordance with the Company’s payroll practices then in existence, for a period of one year from the earlier of (x) the date the Company notifies Executive that it does not intend to renew this Agreement or (y) the fifty-ninth (59th) day prior to the expiration date of the then applicable Initial Term, Additional Term or Elective Additional Term (provided that such notice shall not be given more than twelve (12) months prior to the expiration of the Initial Term) and (B) pay Executive the amount of any bonus, if any, pursuant to Sections 3(b), 3(c) and 3(d) which has been accrued through the date of termination, which amounts shall be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 5 hereof and payments with respect to Executive’s rights under Section 4 hereof, which Section shall survive termination of Executive’s employment pursuant to said section).

The period during which payments are made pursuant to clauses (i)(1), (ii)(1) or (iii)(A) of this Section 8(f) is hereinafter referred to as the “Severance Period”; provided, however, Executive’s retention of his rights and payments under Section 4 pursuant to said clauses shall not be treated as a “period during which payments are made” for purposes of calculating the Severance Period.  The Company will pay Executive’s and Executive’s eligible dependents’ COBRA continuation health coverage premiums (to the same extent the Company bears the expense of coverage for Executive and his eligible dependents under its group health plan at the time of termination) until the earliest of (x) the end of the Severance Period, (y) the date Executive begins employment with another entity which provides substantially similar benefits to Executive or (z) Executive and Executive’s dependents cease to be eligible for such coverage.  Any such COBRA subsidy payments shall be reported as taxable income to the Executive if and to the extent that, under applicable law, such treatment is necessary in order to maintain the tax-favored status of the Company’s group health plan, or the making of such payments would otherwise cause the Company to incur a penalty, and, in either case, Executive shall be responsible for the payment of any taxes, interest or penalties associated with such payments.  The payments made pursuant to clauses (i), (ii) or (iii) of this Section 8(f) and the payment of COBRA continuation coverage premiums as provided in the preceding sentence are collectively hereinafter referred to as the “Severance Payments,” and for the avoidance of doubt, Executive’s retention of his rights and payments under Section 4 hereof shall not be deemed Severance Payments.  The Company’s obligation to make the Severance Payments shall be conditional upon (1) Executive executing and delivering to the Company within 30 days after the date of his termination of employment (or if sooner, by December 31 of the year of such termination) a general release in favor of the Fairway Group and its current and former stockholders, directors, officers and employees, in substantially the form of Exhibit A hereto, and no Severance Payments or payments under Section 4 hereunder shall be made hereunder until such release is executed and delivered to the Company, and (2) Executive’s compliance with his obligations under Sections 10, 11, 12 and 13 hereof, at which time, all such Severance Payments and other payments which would have been due but for such condition shall promptly be paid in full by the Company to the Executive, it being understood that if Executive does not timely deliver the release no Severance Payments shall be due Executive.

(g)                                  Upon Executive’s termination of his employment hereunder for other than good reason (including Executive not agreeing to renew this Agreement if the Company elects to renew), this Agreement (other than Sections 5, 8(g), 10, 11, 12, 13, 15 and 22, which shall survive in accordance with their terms) shall terminate.  In such event, Executive shall be entitled to receive such portion of Executive’s Annual Salary as has been accrued to date.  Executive shall be entitled to reimbursement of expenses pursuant to Section 5 hereof.  Executive shall also be entitled to any amounts or benefits payable under the terms of the Benefit Plans.

(h)                                 Upon the Company giving notice of termination pursuant to Section 8(a)(i) or (ii) or Executive giving notice of termination pursuant to Section 8(a)(v) or (vi), the Company may require that Executive immediately leave the Company’s premises (after being given an opportunity to collect his personal effects from his office), but such requirement shall not affect the effective date of termination of employment.

(i)                                     Any termination of employment hereunder shall include termination from all applicable board and officer positions with any member of the Fairway Group, subject to Executive’s rights, if any, under Section 3.01 of the Stockholders’ Agreement.

9.                                      REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

(a)                                 Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

(b)                                 Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be reasonably required by any insurance company in connection with the Company’s obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

10.                               NON COMPETITION.

(a)                                 In view of the unique and valuable services expected to be rendered by Executive to the Fairway Group, Executive’s knowledge of the trade secrets and other proprietary information relating to the business of the Fairway Group and in consideration of the compensation to be received hereunder, the consideration received under the Purchase Agreement and Executive’s and his family’s ownership interest in the Company, Executive agrees that during his employment by the Company and for a period of five (5) years following the termination of Executive’s employment hereunder (the “Non-Competition Period”), Executive shall not, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venturer, investor, licensor, lender or in any other capacity whatsoever, alone, or in association with any other person, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any person engaged in the retail grocery and food services business and related services anywhere in the northeastern United States and in any other state into which the Board of Directors has discussed the possibility of expanding the Fairway Group’s operations; provided that if Executive’s employment is terminated as a result of non-renewal of this Agreement by the Company, the Non-Competition Period shall be reduced to one (1) year; and provided further that if Executive’s employment is terminated without justifiable cause or by Executive for good reason, the Non-Competition Period will be reduced to the greater of one (1) year or, as applicable, the remainder of the Severance Period if Executive is being paid severance pursuant to Section 8(f)(i), (ii) or (iii); provided, however, Executive’s retention of his rights under Section 4 pursuant to said clauses shall not be treated as a “period during which payments are made” for purposes of calculating the Severance Period.  The record or beneficial ownership by Executive of up to three percent (3%) of the shares of any corporation whose shares are publicly traded on a national securities exchange or in the over-the-counter market shall not of itself constitute a breach hereunder.  In addition, Executive shall not, directly or indirectly, during the Non-Competition Period, request or cause any suppliers or customers with whom the Fairway Group has a business relationship to cancel or terminate any such business relationship with any member of the Fairway Group or solicit, interfere with, entice from or hire from any member of the Fairway Group any employee (or former employee) of any member of the Fairway Group.  If the Company breaches its obligation to make the Severance Payments or to comply with its obligations under Section 5 hereof, and such breach is not cured within thirty (30) days after written notice of such breach is provided to the Company by Executive, Executive shall be released from his obligations under this Section 10.  If Executive does not comply with his obligations under this Section 10 (other than in the circumstances described in the preceding sentence), then notwithstanding anything herein to the contrary, the Company shall not be obligated to pay Executive any remaining portion of the Severance Payments or any amount due pursuant to Section 4 hereof; provided, however, that in the event that Executive’s violation of the non-compete provisions set forth in this Section 10 hereof is unintentional, then Executive shall be entitled to that portion of the bonus payable pursuant to Section 4, if any, that exceeds three times the amount of the damages caused by Executive’s violation of the non-compete provisions of this Section 10.  For the avoidance of doubt, any activity that constitutes a violation of the non-compete provisions shall be intentional if Executive directly or indirectly received compensation in connection with such activity.

(b)                                 During the Non-Competition Period:

(i)                               Executive shall not make any oral or written statements, either directly or through other persons or entities, which are disparaging to any member of the Fairway Group or any of its affiliates, management, officers, directors, services, products, operations or other matters relating to the Fairway Group’s businesses; and

(ii)                            The Fairway Group (including its executive leadership team, officers and directors) shall not make any oral or written statements, either directly or through other persons or entities, which are disparaging to Executive.

Notwithstanding the foregoing provisions of this Section 10(b), it shall not be a violation of this Section 10(b) for Executive or the Fairway Group to (i) make truthful statements when required by order of a court or other body having jurisdiction, any governmental investigation or inquiry by a governmental entity, subpoena, court order, compulsory legal process, or as otherwise may be required by law, (ii) make traditional competitive statements in the course of promoting a competing business (except in violation of Section 10, 11 or 12 hereof), (iii) disclose that Executive is no longer employed by the Company or (iv) rebut inaccurate statements made by the other party.

(c)                                  If any portion of the restrictions set forth in this Section 10 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(d)                                 Executive acknowledges that the Sterling Funds and other executives of the Fairway Group have invested substantial monies in the Company in connection with the acquisition of the Business (as defined in the Purchase Agreement) and subsequently to expand the operations of the Fairway Group and that the provisions of this Section 10 were a material inducement to the Sterling Funds and such executives to invest in the Company and for the Company to consummate the transactions contemplated by the Purchase Agreement (the “Acquisition”), and that the Sterling Funds and such executives would not have invested and the Company would not have consummated the Acquisition but for the agreements and covenants contained in the Prior Agreement and continued herein.  Executive further acknowledges that the territorial and time limitations set forth in this Section 10 are reasonable and properly required for the adequate protection of the business of the Fairway Group.  Executive hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 10 on the ground of breadth of its geographic or product and service coverage or length of term.  In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

(e)                                  The existence of any claim or cause of action by Executive against the Company or any other member of the Fairway Group shall not constitute a defense to the enforcement by the Fairway Group of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

(f)                                   Nothing in this Section 10 shall be deemed to limit or modify Executive’s agreements pursuant to Section 8.14 of the Purchase Agreement.

11.                               INVENTIONS AND DISCOVERIES.

(a)                                 Executive shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, all developments, know how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, developed, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the Employment Term, solely or jointly with others, using the Fairway Group’s resources, or relating to any current or proposed business or activities of the Fairway Group known to him as a consequence of his employment or the rendering of services hereunder (collectively, the “Subject Matter”).

(b)                                 Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for trademarks, copyrights or patents, as may be necessary to obtain trademarks, copyrights and patents for any thereof in any and all countries and to vest title thereto in the Company.  Executive shall assist the Company in obtaining such trademarks, copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that following termination of employment Executive shall be reasonably compensated for his time and reimbursed his reasonable out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after the Non-Competition Period.

12.                               NON DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a)                                 Executive shall not, during the term of this Agreement, or at any time following expiration or termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company’s advisors and consultants) or as is required by law, subpoena or other judicial process (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Company’s Board of Directors), to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment hereunder, relating to the Fairway Group, any client of the Fairway Group, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing.  Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information.  This confidentiality obligation shall not apply to any confidential information which becomes publicly available from sources unrelated to the Fairway Group.

(b)                                 All information and documents relating to the Fairway Group as hereinabove described (or other business affairs) shall be the exclusive property of the Fairway Group, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof.  Upon termination of Executive’s employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive’s possession or control shall be returned and left with the Company.

13.                               SPECIFIC PERFORMANCE.

Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 10, 11 or 12 (the “Restrictive Covenants”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Fairway Group and that money damages would not provide an adequate remedy to the Company.  Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

14.                               AMENDMENT OR ALTERATION.

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

15.                               GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.

16.                               SEVERABILITY.

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

17.                               WITHHOLDING.

The Company may deduct and withhold from the payments to be made to Executive hereunder any amounts required to be deducted and withheld by the Company under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted.

18.                               NOTICES.

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.

19.                               COUNTERPARTS AND FACSIMILE SIGNATURES.

This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  For purposes of this Agreement, a facsimile copy of a party’s signature shall be sufficient to bind such party.

20.                               WAIVER OR BREACH.

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

21.                               ENTIRE AGREEMENT AND BINDING EFFECT.

This Agreement and the other Transaction Documents (as such term is defined in the Purchase Agreement) contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, both written and oral, between the parties with respect to the subject matter hereof, including without limitation the Prior Agreement and that certain letter of intent, dated as of February 23, 2006, among Sterling Investment Partners, L.P., Sterling Investment Partners II, L.P., the Fairway Group of Companies, Executive and the other parties thereto, and may be modified only by a written instrument signed by each of the parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company.  It is intended that Sections 10, 11, 12, 13 and 22 benefit each of the Company and each other member of the Fairway Group, each of which is entitled to enforce the provisions of Sections 10, 11, 12, 13 and 22.  Notwithstanding the designation of Executive as Chief Executive Officer or Vice Chairman of Development of the Company, this Agreement shall not confer upon Executive any right with respect to continuance as a director of the Company.

22.                               ARBITRATION.

(a)                                 The parties hereto agree that all claims between them (other than those seeking specific performance or other equitable relief) resulting from this Agreement, any certificate, schedule, exhibit or other document delivered pursuant hereto, and the transactions contemplated hereby, shall be settled by arbitration as set forth in this Section 22.  The parties hereto acknowledge that they have had the opportunity to consult with counsel regarding this Section 22, that they fully understand its terms, content and effect, and that they voluntarily and knowingly agree to the terms of this Section 22 and to arbitration of all claims between them (other than those seeking specific performance or other equitable relief).

(b)                                 Any dispute between the parties arising out of or in any way relating to this Agreement or any other agreement in any way arising out of or relating to this Agreement (including, but not limited to the Transaction Documents (as such term is defined in the Purchase Agreement)), shall be resolved exclusively by arbitration before a single independent arbitrator chosen by the American Arbitration Association (“AAA”) and conducted under the AAA’s Commercial Arbitration Rules, it being the intention of the parties that no possible dispute between them be litigated in a court and that any and all possible disputes between them be arbitrated except as provided in Section 13.  The arbitration proceeding will take place in the City of New York, State of New York.  The arbitrator must have the following minimum qualifications: he or she must (a) be admitted to the New York Bar for at least 20 years, and (b) be a corporate litigation partner, shareholder or member in a law firm with at least 300 lawyers.  To the extent permitted by the AAA’s rules, the arbitrator shall be required (a) to apply the Federal Rules of Evidence, and (b) render a decision strictly in accordance with the laws of the State of New York.  For the purposes of this Section 22, the term “parties” shall be interpreted as broadly as possible so as to grant any and all affiliates, subsidiaries, officers, directors, employees, attorneys, professionals, shareholders, members, general partners, limited partners, general partnerships, limited partnerships, limited liability companies, persons or any other forms of business entities in any way affiliated or connected with the Company (“Related Third Parties”) the absolute and unequivocal right to demand arbitration in any dispute with Executive that would be governed by this Section 22 if it were a dispute solely between the Company and Executive.  Moreover, Executive hereby unequivocally waives any claim that he should not be required to arbitrate a dispute with any Related Third Party because such party is not a signatory to this Agreement, and instead acknowledges that any and all Related Third Parties are express third party beneficiaries of this Section 22.  Any arbitration commenced pursuant to this Section 22 shall be consolidated with any other pending arbitration arising out of or in any way related to this Agreement or any agreement related to this Agreement (including but not limited to the Transaction Documents).  The decision of the arbitrator shall be final and binding upon the parties.  The arbitrator shall render his award not later than thirty (30) days after the conclusion of the hearing.  The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties.  In rendering an award, the arbitrator shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrator is expressly limited accordingly.

(c)                                  Judgment may be entered on the award of the arbitrator and may be enforced in any competent court having jurisdiction; provided, however, that no motion to confirm any arbitration award shall be made for ten days after such award.  In the event that the losing party pays the full amount of the award within that ten day period, no motion for confirmation shall be made, and the arbitrator’s award shall remain confidential.  Absent a motion to confirm or vacate an arbitrator’s award, the fact and details of the arbitration proceeding pursuant to this Section 22 shall remain strictly confidential.

23.                               SURVIVAL.

Except as otherwise expressly provided herein, the termination of Executive’s employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 10, 11, 12, 13, 22 and 24 hereof and this Section 23.

24.                               LIMITATION ON PAYMENTS; SECTION 409A COMPLIANCE.

(a)                                 Notwithstanding anything in this Agreement to the contrary, to the extent that any payments or benefits provided to Executive in this Agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this Section 24, would subject Executive to the excise tax imposed by Section 4999 of the Code, Executive’s right to receive such payments or benefits shall be contingent upon requisite stockholder approval of such payments and benefits in accordance with Section 280G of the Code and the Treasury Regulations thereunder and the Company shall use reasonable best efforts to secure such approval unless Executive timely elects in writing to pay such excise tax and reimburse the Company for any additional federal, state and local taxes that it may have to pay (including by way of a reduction of any net operating loss) as a result of the Company not being able to deduct a portion of the payment to Executive hereunder, it being agreed that such reimbursement shall be by way of set-off of payments due to Executive hereunder.

(b)                                 If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s separation from service, then Executive shall not be entitled to any Severance Payments or other benefits pursuant to Section 8 of this Agreement until the earlier of (a) the date which is six months after the date of Executive’s separation from service or (ii) the date of Executive’s death.  This paragraph shall only apply if, and to the extent, required in order to comply with Section 409A of the Code.  Any amounts otherwise payable to Executive upon or in the six-month period following Executive’s separation from service that are not so paid by reason of this paragraph shall be paid to Executive (or Executive’s estate, as the case may be) as soon as practicable (and in all events within twenty days) after the expiration of such six-month period or (if applicable, the date of Executive’s death).

(c)                                  For the purposes of this Agreement, a “termination of employment” or words of like import shall mean a “separation from service” within the meaning of Section 409A of the Code and the regulations issued thereunder.  Any taxable reimbursements pursuant to Section 5 shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements pursuant to Section 5 are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that Executive may receive in any other taxable year.

(d)                                 It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of any authority or discretion hereunder shall comply with, and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.  Notwithstanding the foregoing, Executive shall bear the cost of any failure to comply with Section 409A of the Code and the Company shall have no obligation to pay or reimburse Executive for the payment of any amount of tax, penalty or interest incurred pursuant to Section 409A of the Code.

25.                               FURTHER ASSURANCES.

The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

26.                               CONSTRUCTION OF AGREEMENT.

No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

27.                               HEADINGS.

The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

28.                               INDEMNIFICATION.

Subject to the Company’s certificate of incorporation and bylaws, the Company shall indemnify the Executive with respect to his performance of services hereunder on the Company’s behalf, to the fullest extent permitted by applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FAIRWAY GROUP HOLDINGS CORP.

By:	/s/ Herb Ruetsch
Name: Herb Ruetsch
Title: President & Chief Operating Officer

/s/ Howard Glickberg
Howard Glickberg

SCHEDULE 1
EXISTING COMMERCIAL RELATIONSHIPS

Lease Agreement, dated as of January 18, 2007, between DHH Realty Company LLC (Landlord for 2131 Broadway, New York, New York) and Fairway Broadway, LLC (the tenant at that location).

Lease Agreement, dated as of January 18, 2007, between 2328 On Twelfth LLC (Landlord for 2328 Twelfth Avenue, New York, New York) and Fairway Uptown, LLC (the tenant at that location).

Subordinated Promissory Note, dated as of May 13, 2011, made by Fairway Group Acquisition Company in favor of Executive, in the aggregate principal amount of $7,333,333.

(1)Lease Agreement, dated as of January 24, 2005, between Red Hook Stores LLC (Landlord for 480-500 Van Brunt Street, Brooklyn, NY) and Fairway Red Hook, LLC (the tenant at that location).

Lease Agreement, dated as of January 18, 2007, between 2290 12th Avenue LLC (the owners of 2288-2312, 2314 and 2316 12th Avenue, all of which are used as either improvements and parking lots for the Sterling entity at 132nd Street) and Fairway Uptown, LLC (the tenant at that location).

Utility Agreement, dated as of                 , between Red Hook Green Power LLC (the Fairway investment entity in the co-generation facility in Red Hook) and Fairway Red Hook, LLC.

(1)  Reference to Plainview deleted as it does not appear that this is a related party transaction.

EXHIBIT A

FORM OF GENERAL RELEASE

In exchange for the payments and benefits set forth in the Amended and Restated Employment Agreement between Fairway Group Holdings Corp. (the “Company”) and me dated December   , 2011 (the “Agreement”), and to be provided following the Effective Date (as defined below) of this General Release and subject to the terms of the Agreement, and my execution (without revocation) and delivery of this General Release:

1. (a) On behalf of myself, my agents, assignees, attorneys, heirs, executors and administrators, I hereby release the Company and its predecessors (other than the Sellers), successors and assigns, their current and former (other than the Sellers) parents, affiliates, subsidiaries, divisions and joint ventures (collectively, the “Fairway Group”), and all of their current and former officers, directors, employees, and agents, in their capacity as Fairway Group representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Fairway Group (except as set forth below) (individually and collectively, “Claims”) that I may have by reason of any matter, cause, act or omission.  This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.

(b) This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Act, and the New York City Human Rights Act, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour.  I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories.

(c) This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program.

(d) In addition, I am waiving my right to pursue any Claims against the Company and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

I acknowledge that this General Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company and Releasees through the Effective Date of this General Release.  Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of “Claims” will not include) (i) my rights with respect to the enforcement of the right to receive the payments (including without limitation the Severance Payments (as such term is defined in the Agreement), the payment, if any, pursuant to Section 4 of the Agreement and benefits specified in the Agreement, (ii) my rights, directly and indirectly, with respect to the

Approved Commercial Relationships (as such term is defined in the Agreement), (iii) any rights or interest under any Benefit Plan (as such term is defined in the Agreement), (iv) any right to indemnification pursuant to the Company’s Certificate of Incorporation and By-Laws as in effect on the date hereof, or the protections of the Company’s directors and officers liability insurance, in each case, to the same extent provided to other executive officers) of the Company, (v) any rights under the Stockholders’ Agreement (as such term is defined in the Agreement) or any agreement pursuant to which I have purchased stock of the Company and (vi) my rights with respect to the enforcement of the right to receive the payments due under any subordinated promissory notes issued to me by any member of the Fairway Group.

2. I acknowledge that I have had at least 21(2) calendar days from the date of my termination of employment with the Company (the “Termination Date”) to consider the terms of this General Release, that I have been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that I have consulted with my attorney, that I fully understand all of the terms and conditions of this General Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and I am entering into this General Release knowingly, voluntarily and of my own free will.  I further understand that my failure to sign this General Release and return such signed General Release to the Company, 2284 12th Avenue, New York, New York 10027 (attention: General Counsel) by 5:00 pm on the 22nd(3) day after the Termination Date will render me ineligible for the payments and benefits described herein and in the Agreement.

3. I understand that once I sign and return this General Release to the Company, I have 7 calendar days to revoke it.  I may do so by delivering to the Company, 2284 12th Avenue, New York, New York 10027 (attention: General Counsel) written notice of my revocation within the 7-day revocation period (the “Revocation Period”).  This General Release will become effective on the 8th day after I sign and return it to the Company (“Effective Date”) provided that I have not revoked it during the Revocation Period.

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE.

I HAVE READ THIS GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

By:
Howard Glickberg
Date:

(2)  Change to 45 days in the case of a group termination under the ADEA

(3)  If 21 days changed to 45 days, change to 46th.